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Marshall A. Fleisher, Esq.
Vice President (Legal), Corporate Secretary
Direct Dial: 215/772-5153
Fax:         215/772-5173



                               December 4, 1995


Board of Directors
National Media Corporation
1700 Walnut Street
Philadelphia, PA 19103

         Re:   Registration Statement on Form S-3

Gentlemen:


         I am Vice President (Legal) and Corporate Secretary of National Media Corporation (the "Company") and have acted in such capacity in connection with the proposed registration of an aggregate of 9,537,217 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on a registration statement on Form S-3, as amended (Registration No. 33-63841), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). Such registration statement, as it may be amended or supplemented from time to time, including all exhibits thereto, is referred to hereinafter as the "Registration Statement."


         The Registration Statement relates to the offer and sale by certain of the Company's shareholders (the "Selling Shareholders"), from time to time, of up to 554,456 shares of Common Stock issued by the Company to such Selling Shareholders on October 25, 1995, in connection with the merger of DirectAmerica Corporation and California Production Group, Inc. with and into a wholly-owned subsidiary of the Company (the "Merger"). All shares of Common Stock issued by the Company in connection with the Merger are hereinafter referred to as the "Merger Shares."

         The Registration Statement also relates to the offer and sale by certain Selling Shareholders, from time to time, of up to 2,557,960 shares of Common Stock issuable by the Company upon the conversion of 255,796 shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). All shares of Common Stock issuable upon conversion of the Series B Preferred Stock are hereinafter referred to as the "Series B Shares."


         The Registration Statement also relates to the offer and sale by certain Selling Shareholders, from time to time, of up to an aggregate of 6,424,801 shares of Common Stock issuable by the Company upon the exercise of Warrants (as hereinafter defined) issued by the Company. The Warrants consist of
(i) 3,069,552 Common Stock purchase warrants (the "Acquisition Warrants") issued by the Company to certain of the Selling Shareholders in connection with their purchase of the Series B Preferred Stock during the period of October, 1994 through December, 1994; (ii) 2,250,000 Common Stock purchase warrants (the "Loan Warrants") issued by the Company to certain of the Selling Shareholders in connection with a $5.0 million term loan made by such Selling Shareholders to the Company in October, 1994 (the "Term Loan"); (iii) 500,000 Common Stock purchase warrants (the "ValueVision Warrants") issued by the Company to ValueVision International, Inc. ("ValueVision") on November 24, 1995 pursuant to the terms of certain agreements between the Company and ValueVision entered into by such parties in April, 1995 (the "ValueVision Agreements"); (iv) 500,000 Common Stock purchase warrants (the "Holders' Warrants") issued by the Company on December 1, 1995 to the holders of certain promissory notes issued by the Company in connection with the Term Loan whose consent was required for the Company to issue the ValueVision Warrants; (v) 66,264 Common Stock purchase warrants (the "First Settlement Warrants") issued by the Company in February



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Board of Directors
December 4, 1995
Page 2



1995 in connection with the settlement of certain disputes between the Company and The Wall Street Group, Inc.; and (vi) 38,985 Common Stock purchase warrants (the "Second Settlement Warrants") issued by the Company in November 1995 in connection with the settlement of certain disputes between the Company and William H. Campbell, a former officer of the Company. The Acquisition Warrants, Loan Warrants, ValueVision Warrants, Holders' Warrants, First Settlement Warrants and Second Settlement Warrants are hereinafter collectively referred to as the "Warrants." The 6,424,801 shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the "Warrant Shares."


         In rendering the opinions set forth herein, I have examined: (i) the Company's Certificate of Incorporation and Bylaws, each as amended and as presently in effect; (ii) the Registration Statement; (iii) those documents and instruments pursuant to which the Merger Shares, Series B Preferred Stock and Warrants described above were issued; (iv) minutes of the corporate proceedings with respect to the issuance of the Merger Shares, Series B Preferred Stock and Warrants described above; and (v) such officers' certificates, corporate records and other documents as I have deemed necessary or appropriate for purposes of rendering the opinions expressed herein.

         In rendering such opinions, I have assumed (other than with respect to the records of the Company or documents to which the Company or any of its officers or directors are signatories) the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to me as copies and the genuineness of all signatures.

         The opinions expressed herein are based solely upon my review of the documents and other materials expressly referred to above. Other than such documents and other materials, I have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

         Based upon and subject to the foregoing, and on such other examination of law and fact as I have deemed necessary or appropriate in connection herewith, I am of the opinion that:

         1. The Merger Shares are duly authorized, validly issued, fully paid and nonassessable.

         2. The 255,796 outstanding shares of Series B Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and, upon conversion of the Series B Preferred Stock in accordance with the terms thereof, the Series B Shares will be duly authorized, validly issued, fully paid and nonassessable.

         3. The Warrants have been duly authorized, executed and delivered by the Company and, when exercised in accordance with the terms thereof, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

         I have made such investigation of the General Corporation Law of the State of Delaware as I have considered appropriate for the purposes of rendering the opinions expressed herein. I am qualified to practice law in the Commonwealth of Pennsylvania only. This opinion is, accordingly, limited to the law of the Commonwealth of Pennsylvania, the Federal law of the United States
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Board of Directors
December 4, 1995
Page 3



and the General Corporation Law of the State of Delaware. Except as expressly otherwise noted herein, this opinion is given as of the date hereof.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,


                               /s/ Marshall A. Fleisher
                                   -------------------------------------
                                   Marshall A. Fleisher
                                   for NATIONAL MEDIA CORPORATION

MAF:aty